Exhibit 99.2

News
For Immediate Release

EP Energy Prices Initial Public Offering of Common Stock

HOUSTON, TEXAS, January 16, 2014 — EP Energy Corporation (“EP Energy”) today announced the pricing of its initial public offering of 35,200,000 shares of its common stock at a public offering price of $20.00 per share.  The underwriters have a 30-day option to purchase from EP Energy up to an additional 5,280,000 shares of common stock at the public offering price (less the underwriting discounts and commissions).  The common stock will commence trading on the New York Stock Exchange on January 17, 2014 under the ticker symbol “EPE.”

Net proceeds to EP Energy from the sale of the shares of its common stock, after deducting the underwriting discounts and commissions and estimated offering and other expenses, are approximately $664million (or $765 million if the underwriters’ option to purchase additional shares is exercised in full).  EP Energy intends to use the net proceeds from this offering (i) to redeem all of the outstanding 8.125%/8.875% Senior PIK Toggle Notes due 2017 issued by its subsidiaries, EPE Holdings LLC and EP Energy Bondco Inc., and pay the redemption premium and the accrued and unpaid interest on those notes, (ii) to repay outstanding borrowings under the reserve-based revolving credit facility, (iii) to pay a fee under the management fee agreement with certain affiliates of EP Energy’s sponsors and (iv) for general corporate purposes.  The offering is expected to close on or about January 23, 2014, subject to the satisfaction of closing conditions.

Credit Suisse and J.P. Morgan are acting as joint book-running managers for the offering.  Citigroup, Goldman, Sachs & Co., Morgan Stanley, Deutsche Bank Securities, UBS Investment Bank, BMO Capital Markets, RBC Capital Markets and Wells Fargo

Securities are also acting as book-running managers. Evercore, Tudor, Pickering, Holt & Co., Barclays, Jefferies, BofA Merrill Lynch, BBVA, Nomura, Scotiabank / Howard Weil, SOCIETE GENERALE and TD Securities are acting as senior co-managers, and Capital One Securities, CIBC, SunTrust Robinson Humphrey, ING, Mizuho Securities, SMBC Nikko, Stephens Inc., Lebenthal Capital Markets and Topeka Capital Markets are acting as co-managers.

The offering of these securities is being made only by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, copies of which, when available, may be obtained from:

Credit Suisse Attn: Prospectus Department One Madison Avenue New York, NY 10010 Telephone: (800) 221-1037 Email: newyork.prospectus@credit-suisse.com	J.P. Morgan Via Broadridge Financial Solutions 1155 Long Island Avenue Edgewood, NY 11717 Telephone: (866) 803-9204

You may also obtain the prospectus for free when it is available from the Securities and Exchange Commission (“SEC”) at www.sec.gov.

A registration statement relating to these securities has been filed with, and declared effective by, the SEC.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described above nor shall there be any sale of the securities described above in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws.  These forward-looking statements involve certain risks and uncertainties, including, among others, risks impacting the ability of EP Energy to complete any public offering of its securities because of general market conditions or other factors.  EP Energy undertakes no obligation to publicly update or revise any forward-looking statement.

EP Energy Corporation

Investor and Media Relations

Bill Baerg

1001 Louisiana Street

Houston, Texas 77002

713-997-2906

bill.baerg@epenergy.com